UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
April 22, 2005

PETROQUEST ENERGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714
(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000
Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip code)

Commission File Number: 0-019020

Registrant’s telephone number, including area code: (337) 232-7028

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Acquisition of Assets in Oklahoma

      On April 20, 2005, PetroQuest Energy, Inc. (the “Company”) effectively entered into four purchase and sale agreements to acquire various assets from Staab Holdings, L.L.C., MAKO Resources, LLC and Golden Gas Service Company for a gross purchase price of approximately $28.0 million in cash. The Company will acquire assets located primarily in Pittsburg and Haskell Counties in Oklahoma and include oil and gas properties with approximately 6.7 Bcfe of proved reserves (61% proved developed producing and 100% natural gas) as of the effective dates of each of the agreements, and five natural gas gathering systems (representing over 50 total line miles) with a combined capacity of approximately 7 Mmcfg per day and current throughput of approximately 5.4 Mmcfg per day. The acquired assets also include over 8,900 acres of net leasehold in approximately 190 sections of land, and include approximately 400 existing wells with more than 250 identified development drilling locations. The Company expects to record approximately $11.0 million of the purchase price to unevaluated leaseholds, and expects to spend approximately $15.0 million to develop the properties.

      The purchase price in each of agreements is subject to adjustment for, among other things, expected cash flows between the effective dates of each of the agreements and their respective closing dates. Two of the purchase and sale agreements relate to oil and gas properties and a gathering system located in the Haywood area in Pittsburg County, Oklahoma, and have effective dates of January 1, 2005. These two agreements are expected to close on or about May 6, 2005 and each is contingent upon the closing of the other agreement. The purchase and sale agreement relating to an additional four gathering systems located in Pittsburg and Haskell Counties in Oklahoma has an effective date of January 1, 2005. This agreement is expected to close on or about June 1, 2005. The remaining purchase and sale agreement relates to oil and gas properties located in various Oklahoma counties, including Pittsburg and Haskell Counties, has an effective date of October 1, 2004 and is expected to close on or about June 1, 2005. The closing of each of these two agreements is contingent upon the closing of the other agreement. In addition, any party to any of the four agreements may terminate any such agreement if the purchase price under such agreement is reduced by more than 10% of the base purchase price due to adjustments for title or environmental defects or for casualty loss.

      An initial adjustment to the purchase price in each of the agreements will be made at the closing of each agreement to the extent the results of operations since the applicable effective date are available, with a subsequent adjustment to such purchase price to be made after closing to reflect results of operations through the closing that were not available at the time the initial adjustment was made. As a result, the Company estimates that the final aggregate purchase price for the acquired assets, following all post-closing adjustments, will be approximately $27.0 million.

      The purchase and sale agreements are included herein as Exhibits 2.1, 2.2, 2.3 and 2.4 and are incorporated herein by reference. The forgoing descriptions of the purchase and sale agreements and the transactions contemplated therein do not purport to be complete and are qualified in their entirety by reference to such documents.

Severance Agreement and Release

      On March 31, 2005, Ralph J. Daigle resigned his position as a director and as Vice-Chairman of the Board of Directors of the Company. Mr. Daigle has also entered into a Severance Agreement and Release (the “Severance Agreement”) with the Company, effective as of April 8, 2005.

      The Severance Agreement terminates Mr. Daigle’s employment and termination agreements with the Company, except for provisions relating to confidential information and disclosure of information, and provides for the payment to Mr. Daigle of (i) $180,000, payable in 24 monthly installments commencing on April 15, 2005, and (ii) $5,000 representing accrued employment benefits payable to Mr. Daigle. In addition, the Company agreed to pay Mr. Daigle’s COBRA insurance premiums for up to 18 months, and also purchased from Mr. Daigle certain office furniture and files for $11,000. The Severance Agreement provides that Mr. Daigle will not compete with the Company in certain areas of interest for a period of one-year, and that the Company and Mr. Daigle will, within 60 days, negotiate in good faith for a consulting agreement regarding projects in certain geographical areas. The Severance Agreement also provided for a release of claims by the Company and Mr. Daigle.

      The Severance Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The forgoing description of the Severance Agreement and the transactions contemplated therein do not purport to be complete and are qualified in their entirety by reference to such document.

Item 7.01 Regulation FD Disclosure.

The Company has recently updated its business strategy as presented below.

Business Strategy

      Concentrate in Core Operating Areas and Build Scale. We plan to continue focusing our operations in the Gulf Coast Basin, East Texas and Arkoma Basin, and to continue to build scale, particularly in the longer life onshore regions, through drilling and complementary acquisition activities. Operating in concentrated areas helps us to better control our overhead by enabling us to manage a greater amount of acreage with fewer employees and minimize incremental costs of increased drilling and production. We have substantial geological and reservoir data, operating experience and partner relationships in these regions, which we believe provides us with a significant competitive advantage. We also believe that the existing infrastructure and favorable geologic conditions with multiple known oil and gas producing reservoirs in these regions will allow us to achieve attractive financial results.

      Pursue Balanced Growth and Portfolio Mix. We plan to pursue a risk-balanced approach to the growth and stability of our reserves, production, cash flows and earnings. We intend to engage in lower risk development and exploitation activities, higher risk and higher impact exploration activities and acquisitions. Pro forma for the previously disclosed acquisition of TDC Energy LLC on April 12, 2005 and the acquisition of assets located in the Arkoma Basin as described in Item 1.01 above (collectively, the “Acquisitions”), at December 31, 2004, approximately 44% of our reserves were located in longer life onshore regions such as East Texas and Arkoma and 56% were located in shorter life, high flow rate assets in the Gulf Coast Basin. We will continue to seek opportunities to achieve a balance between our longer life onshore reserves and our shorter life Gulf Coast reserves.

      Manage Our Risk Exposure. We plan to continue several programs to mitigate our operating risks. Since 2003, we have aligned the working interest we are willing to hold based on the risk level and cost exposure of each project. Our industry partners often agree to pay a disproportionate share of drilling costs relative to their interests, allowing us to allocate our capital spending to maximize our return and reduce the inherent risk in exploration, exploitation and development activities. For example, we typically reduce our working interest on higher risk exploration projects while retaining greater working interests in lower risk development projects. We also retain operating control of the majority of our properties to control costs and timing of expenditures. In addition, we expect to continue to actively hedge a significant portion of our future planned production to mitigate the impact of commodity price fluctuations and achieve more predictable cash flows.

      Target Underexploited Properties with Substantial Opportunity for Upside. We plan to continue using a rigorous prospect selection process that enables us to leverage our operating and technical experience in our core operating regions. We intend to target properties with an established production history that may benefit from the latest exploration, drilling, fracturing and operating techniques to more efficiently find, produce and develop oil and gas reserves. In addition, we plan to continue targeting properties with existing infrastructure that provide additional acreage for future development and exploitation opportunities.

      Maintain Our Financial Flexibility. We intend to maintain a disciplined approach to financial management and a strong capital structure to execute our business plan. Historically, key components of our financial discipline have typically included funding expected exploration and development activities with cash flows from operations, establishing appropriate leverage ratios given the volatility of commodity prices, maintaining an active commodity hedging program and accessing the equity capital markets as appropriate. From 1998 to 2004, our highest net debt to capitalization ratio was 38% in 2001. We may also consider opportunistically disposing of producing properties to provide capital for higher potential exploration and development properties that are more important to our long-term growth.

Company Strengths

      Successful Drilling History. We follow a disciplined, formal process prior to drilling any wells, which requires stringent geological and financial analysis and an agreement on the level of participation we are willing to accept on each project. Balancing our higher risk, shorter life offshore reserves with lower risk, longer life onshore reserves has increased our drilling success. Since January 2003, when we enhanced our risk management policies and began to diversify into longer life basins, we have achieved a 95% success rate drilling 59 total wells, of which 31 were exploratory and 28 were development.

      Large Inventory of Drilling Prospects. We have developed a significant inventory of future drilling locations in targeted areas. We have identified approximately 137 proved undeveloped drilling locations and over 300 potential locations that create additional reserve growth opportunities. Many of the locations are step-out or extension wells from existing production, which we consider to be lower risk. We expect to identify additional prospects as we continue to evaluate our geoscience and technical information. We expect to spend approximately $85 to $95 million to drill 74 wells in our 2005 drilling program, excluding the Acquisitions.

      Successful, Disciplined Acquisition Program. We have successfully increased our reserves and production by completing attractive acquisitions in negotiated transactions. We typically target offshore properties, which we believe are underexploited and have significant upside potential, and we often target onshore properties that may benefit from the introduction of technologies such as horizontal drilling and fracture stimulations. Our acquisition strategy has been to minimize our participation in broad auctions against larger acquisition-oriented oil and gas companies in favor of directly negotiating with small independent operators.

      Operational Control. In 2004, we operated approximately 65% of our proved reserves, and managed drilling and completion activities with respect to an additional 27% of other proved reserves. We prefer to retain operating control over our prospects rather than owning non-operated interests. As the operator, we can more efficiently manage our operating costs, capital expenditures, and the timing and method of development of our properties. Our significant operational control and expertise provide us with cost and competitive advantages that lower both our finding and development costs and production expenses.

      Experienced Management and Technical Teams and Incentivized Workforce. Our senior management team has an average of over 24 years of experience in acquiring, developing and operating oil and gas properties. We employ 12 technical professionals, including geophysicists, geologists, petroleum engineers, and production and reservoir engineers who have an average of 20 years of experience in their technical fields. Management and directors own approximately 13% of the company, and substantially all employees own common stock or options.

Pro Forma Estimated Proved Reserves and Production

      At December 31, 2004, pro forma for the Acquisitions, the Company had estimated proved reserves of 118.4 Bcfe with a PV-10 value of $374.6 million. Of these pro forma reserves, 70% are proved developed and 79% are natural gas or gas products. The following table summarizes the Company’s current properties by region, pro forma for the Acquisitions as of December 31, 2004:

	Estimated Proved Reserves				PV-10 Value
	Gas	Oil	Total	% of	Value
	(MMcfe)	(Mbbls)	(MMcfe)	Reserves	(Millions)	% Value
Gulf Coast Basin	42,312	3,947	65,994	56%	$279.0	74%
Mid-Continent Region (1)	51,714	111	52,380	44%	95.6	26%

Total	94,026	4,058	118,374	100%	$374.6	100%

(1)	Represents acreage in East Texas and Oklahoma

      Our first quarter 2005 production for oil and natural gas, pro forma for the Acquisitions, was 217 Mbbl and 3,092 Mmcfe, respectively, resulting in total production of 4,394 Mmcfe for the quarter.

Updated Guidance

      On April 22, 2005, the Company issued a press release announcing second quarter and full year 2005 guidance. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

      The information furnished in this Item 7.01 and Exhibit 99.1 furnished in Item 9.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Exchange Act or the Securities Act, if such subsequent filing specifically references such information.

Item 8.01. Other Events.

      On April 22, 2005, the Company issued a press release announcing the acquisition of assets in Oklahoma. A copy of the press release is attached as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits:

2.1*	Purchase and Sale Agreement, dated as of April 13, 2005, between Staab Holdings, L.L.C. and PetroQuest Energy, L.LC.

2.2*	Purchase and Sale Agreement, dated as of April 7, 2005, among MAKO Resources, LLC, Golden Gas Service Company and PetroQuest Energy, L.LC.

2.3*	Purchase and Sale Agreement, dated as of April 7, 2005, between Golden Gas Service Company and PetroQuest Energy, L.LC.

2.4*	Purchase and Sale Agreement, dated as of April 7, 2005, between Golden Gas Service Company and PetroQuest Energy, L.LC.

10.1	Severance Agreement and Release, effective April 8, between Ralph J. Daigle and PetroQuest Energy, Inc.

99.1	Press Release dated April 22, 2005.

99.2	Press Release dated April 22, 2005.

*	Schedules and similar attachments to the Purchase and Sale Agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: April 22, 2005	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description

2.1*	Purchase and Sale Agreement, dated as of April 13, 2005, between Staab Holdings, L.L.C. and PetroQuest Energy, L.LC.

2.2*	Purchase and Sale Agreement, dated as of April 7, 2005, among MAKO Resources, LLC, Golden Gas Service Company and PetroQuest Energy, L.LC.

2.3*	Purchase and Sale Agreement, dated as of April 7, 2005, between Golden Gas Service Company and PetroQuest Energy, L.LC.

2.4*	Purchase and Sale Agreement, dated as of April 7, 2005, between Golden Gas Service Company and PetroQuest Energy, L.LC.

10.1	Severance Agreement and Release, effective April 8, between Ralph J. Daigle and PetroQuest Energy, Inc.

99.1	Press Release dated April 22, 2005.

99.2	Press Release dated April 22, 2005.

*	Schedules and similar attachments to the Purchase and Sale Agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.